Exhibit 99.1

OLD SECOND BANCORP INC.
Traded: NASDAQ National Market System
Symbol: OSBC
For Immediate Release
July 16, 2004

For additional information contact:

William Skoglund, Chairman, President & CEO

(630) 906-5483

Doug Cheatham, Sr. Vice President and CFO

(630) 906-5484

Old Second Bancorp Inc. earned $1.67 diluted earnings per share in the first half of 2004, a 15.17% increase over the $1.45 in first half of 2003.  Net income was $11.3 million in the first half of 2004 compared with $10.9 million in the first half of 2003. Old Second earned $.77 diluted earnings per share in the second quarter of 2004, a 2.7% increase over the $.75 in the second quarter of 2003.  Net income was $5.3 million in the second quarter of 2004, compared with $5.6 million in the second quarter of 2003.  Earnings were impacted in the second quarter by a $1.47 million reserve, net of tax, for a damage award that is being appealed.

Net-interest income increased from $15.6 million in the first half of 2003 to 16.9 million in the first half of 2004, an 8.1% increase. Non-interest income decreased from $15.3 million in the first half of 2003 to $12.2 million in the first half of 2004, a 19.9% decrease.  This was due to the decrease in the gains on sales of loans resulting from the lower volume in residential mortgage originations associated with changes in interest rates and a pre-tax charge of $2.2 million against second quarter earnings related to a jury verdict against a subsidiary of the Company. The Company expects to appeal the decision.

Growth in loans and deposits has continued through the second quarter of 2004.  Total loans increased to $1.43 billion as of June 30, 2004, an increase of $105.8 million, or 8.95% from $1.32 billion as of December 31, 2003.  This represents an increase of $242.7 million, or 20.5% over the $1.18 billion at the end of the second quarter of 2003.  At the same time, deposits increased to $1.71 billion at June 30, 2004, an increase of $184.6 million from December 31, 2003 and an increase of $225.0 million or 15.16% over the total at June 30, 2003.

Net recoveries during the first half of 2004 were $13,000 compared to net charge-offs of $603,000 in the first half of 2003.  The Company did not make a provision for loan losses during the first half of 2004 compared to a provision of $1.7 million during the first half of the previous year. The determination by management to maintain the level of the allowance for loan losses at the year-end level was based on a number of factors, including the quality of the loan portfolio and past favorable loan loss experience.  Non-performing assets decreased from $3.3 million at year-end 2003 to $2.4 million at June 30, 2004.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except per share data)

	Quarter Ended June 30,		Year to Date June 30,		Year to Date December 31,
	2004	2003	2004	2003	2003

Income Statement:
Net interest income	$16,902	$15,635	$33,744	$30,259	$62,376
Provision for loan losses	0	863	0	1,718	3,251
Non-interest income	6,678	7,923	12,249	15,299	29,087
Gain on sale of securities	(251)	5	389	39	140
Non-interest expense	15,695	13,854	29,464	27,010	54,175
Income taxes	2,384	3,207	5,598	6,023	12,069
Net income	5,250	5,639	11,320	10,846	22,108

End of Period Balances:
Loans, net of unearned income	$1,425,361	$1,182,639	$1,425,361	$1,182,639	$1,319,538
Deposits	1,709,195	1,484,172	1,709,195	1,484,172	1,524,634
Stockholders’ equity	122,213	110,966	122,213	110,966	116,994
Total earning assets	1,890,792	1,613,294	1,890,792	1,613,294	1,745,498
Total assets	2,001,249	1,709,229	2,001,249	1,709,229	1,838,844

Average Balances:
Loans, net of unearned income	$1,406,134	$1,151,509	$1,381,850	$1,115,380	$1,183,290
Deposits	1,620,592	1,412,185	1,582,067	1,401,038	1,465,726
Stockholders’ equity	123,733	139,827	122,227	137,725	125,253
Total earning assets	1,830,917	1,578,126	1,804,757	1,550,536	1,617,848
Total assets	1,939,170	1,657,292	1,899,831	1,628,751	1,699,605

Per Share Data:
Basic earnings per share	$0.78	$0.76	$1.69	$1.46	$3.14
Diluted earnings per share	$0.77	$0.75	$1.67	$1.45	$3.11
Dividends declared per share	$0.24	$0.20	$0.44	$0.40	$0.80
Book value per share	$18.22	$16.57	$18.22	$16.57	$17.48
Tangible book value per share	$17.77	$16.06	$17.73	$16.06	$17.00
Average number of shares outstanding	6,706,588	7,412,559	6,703,315	7,413,451	7,048,122
Ending number of shares outstanding	6,708,840	6,697,452	6,708,840	6,697,452	6,693,740

Profitability Ratios (annualized):
Return on average assets	1.09%	1.36%	1.20%	1.34%	1.30%
Return on average equity	17.07%	16.18%	18.62%	15.88%	17.65%
Net interest margin (tax equivalent)	3.81%	4.07%	3.86%	4.03%	3.95%

Asset Quality:
Nonperforming assets	$2,425	$3,168	$2,425	$3,168	$3,309
Net charge offs	(3)	234	(13)	603	719
Allowance for loan losses	18,314	16,884	18,314	16,884	18,301
Allowance for loan losses to loans	1.28%	1.43%	1.28%	1.43%	1.39%